EXHIBIT 99.1
     GeneLink Reports Record 2008 Results
     Revenues Exceed $6.3M
     Successful Launch of GeneWize Subsidiary; Enhanced Infrastructure to Support Future Growth
     Orlando, Florida — April 1, 2008 — GeneLink, Inc. (OTCBB: GNLK.OB, “the Company,” or “GeneLink”), a leading consumer genomics biotech company, yesterday reported financial results for the fiscal 2008 year ended December 31, 2008.
Financial Highlights:
•	Sales of over $6.37 million compared to $97,744 in fiscal 2008

•	Annual gross profit of over $4.5 million compared to $26,935 for fiscal 2007

•	Over 15,000 GeneWize marketing affiliates/customers as of December 31, 2008
Fiscal 2008 Overview:
     “2008 was a landmark year for GeneLink,” noted Monte Taylor, GeneLink’s CEO. “The launch of our wholly owned subsidiary, GeneWize Life Sciences, Inc. on August 1, 2008 (“GeneWize”) signaled the successful emergence of what appears to be a consumer genomics revolution.”
     Fiscal 2008 revenues increased to $6.37 million compared to $97,744 for the previous year. Shipments of GeneWize’s LifeMapTM Nutrition Supplements began to roll out in the third quarter of 2008 following GeneWize’s August 1-2 launch conference. For the second half of 2008, the Company recognized more than $6.2 million in revenues and over 2700 independent affiliates earned more than $3 million in commissions.
     Gross profit (before commissions) increased to $4.5 million for fiscal 2008 compared to $26,935 in the previous year. Operating losses during the latter half of the year decreased to $993,000, compared to $1,238,000 for the first six months. Losses in the third and fourth quarters were $485,000 and $509,000 respectively. Fourth quarter losses included over $470,000 of non-cash and non-recurring expenses (i.e., option expenses, litigation expenses and other non-recurring expenses).
     Mr. Taylor stated, “We have successfully improved our operating performance, while incurring expenses associated with the development of an infrastructure to support the unprecedented response to GeneWize products. Our strategy is to expand our capacity in line with increasing demand and maximize efficiencies.”
     The Company continued to raise additional capital to support the launch of its GeneWize venture. $853,500 was raised in the fourth quarter of 2008 as part of a private placement offering of stock. In 2009, the Company has raised more than an additional $1.7 million through March 2009 in private placements of equity and convertible debt.
     After pursuing and developing our genetic science for over 14 years, it has been incredibly satisfying to experience the acceptance and appreciation we have received from our customers and marketing affiliates,” continued Mr. Taylor. “We are pleased with our significant progress and look forward to continued growth.”
Operational Highlights:
     In addition to the successful launch of GeneWize and the corroboration of the Company’s business model, GeneLink and GeneWize have taken the following steps to support further growth and financial success in 2009:
•	Increased DNA testing lab capabilities

•	Increased manufacturing capacity to reduce product customization times

•	New product extensions and marketing programs

•	Expanded and upgraded corporate infrastructure, Customer Service Team and technology, Marketing and Sales Team

•	Launch of GeneWize Academy, a web enabled video training system for Affiliates
     ”We are extremely proud of our team’s demonstrated abilities to successfully launch a cutting edge product based on GeneLink’s revolutionary technology,” concluded Mr. Taylor. “We continue to focus on improving our infrastructure and capacity to meet rapidly growing demand and look forward to the results of our efforts. I want to sincerely thank all those, including GeneWize customers and marketing affiliates, as well as the investors and shareholders of GeneLink, who have made GeneLink what it is today — the leader in consumer genomics.”
About GeneLink, Inc:
     GeneLink is a leading biosciences company specializing in consumer genomics. GeneLink’s patented and patent pending technologies include proprietary genetic assessments linked to personalized health, beauty and wellness applications. Its DNA assessments provide information that enables the customization of nutritional products, skincare products and health maintenance regimens designed to fulfill individual consumer needs. For more information visit www.genelinkbio.com

About GeneWize Life Sciences, Inc:
GeneWize is the first direct selling industry company to focus exclusively on providing individually customized nutritional and skin care formulations based on a consumer’s personal genetic assessment. The company’s mission is to empower individuals to take personal responsibility and control of their health.
     Its LifeMap Nutrition System™, Healthy Aging Assessment™ and LifeMap Skin Care System™ offer a revolutionary new scientific approach to delivering formulations that truly address individual needs. GeneWize is committed to innovating and manufacturing the highest quality, scientifically proven health, beauty and wellness products. For more information on GeneWize, please visit: www.genewize.com
     This release contains certain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in the press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement. GNLK disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

GeneLink/GeneWize Contact:	GeneLink Investor Relations Contact:
Monte Taylor, CEO	Tel: 407-772-7164
317 Wekiva Springs Rd. Suite 200	Email: IR@genelinkbio.com
Longwood, FL. 32779
Tel: 800-558-4363
Email: mtaylor@genelinkbio.com

GENELINK, INC. AND SUBSIDIARIES
Selected Financial Results
(audited)
2008 Financial Operations by Quarter

	First	Second	Third	Fourth

Sales	$26,424	$124,503	$1,829,669	$4,396,847
Gross profit	1,104	15,331	1,403,963	3,144,557
Operating income (loss)	(401,498)	(836,983)	(485,692)	(509,228)
Net income (loss)	(448,250)	(1,107,479)	(513,472)	(534,308)
Comparative Statement of Operations

	Year ended December 31
	2008	2007

Revenue	$6,377,433	$97,744
Cost of goods sold	1,812,488	70,809

Gross profit	4,564,955	26,935
Operating expenses	6,749,406	1,268,022

Operating loss	(2,233,401)	(1,265,487)
Other Income and (expense) — net	370,108	295,137

Net loss	$(2,603,509)	$(1,560,624)

Net loss per share, basic and diluted	$(0.03)	$(0.03)